Exhibit 18.1

May 7, 2021

The Board of Directors of Calumet GP, LLC
General Partner and the Partners of Calumet Specialty Products Partners, L.P.
2780 Waterfront Parkway East Drive
Indianapolis, IN 46214

Ladies and Gentlemen:

Note 2 of Notes to the Condensed Consolidated Financial Statements of Calumet Specialty Products Partners, L.P. included in its Quarterly Report on Form 10-Q for the three-month period ended March 31, 2021 describes a change in the method of accounting for outbound shipping and handling costs from being reported within Operating costs and expenses to being reported within Cost of sales. There are no authoritative criteria for determining a ‘preferable’ classification method of these costs based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2020, and therefore we do not express any opinion on any financial statements of Calumet Specialty Products Partners, L.P. subsequent to that date.

Very truly yours,

/s/ Ernst & Young LLP
Indianapolis, Indiana